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                                                             Exhibit 99.23(d)(9)

                                    AMENDMENT
                           (EFFECTIVE JANUARY 1, 1998)
                                     TO THE
                             SUB-ADVISORY AGREEMENT
                       (EFFECTIVE DATE DECEMBER 20, 1993)
                                     BETWEEN
                       LINCOLN INVESTMENT MANAGEMENT, INC.
         (FORMERLY: LINCOLN NATIONAL INVESTMENT MANAGEMENT COMPANY)
                                       AND
                        FIDELITY MANAGEMENT TRUST COMPANY

     Paragraph 3 of the Agreement relating to Compensation to be paid by The Advisor to the Sub-Adviser is hereby amended to substitute the following sentence for the first sentence of the paragraph:

     "The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, computed and paid at the annual rate of: .48 of 1% of the average daily net assets of the Fund."

                                            LINCOLN INVESTMENT MANAGEMENT
                                                     COMPANY

                                            By:     /s/ H. Thomas McMeekin
                                                   -------------------------
                                                    H.  Thomas McMeekin

                                            FIDELITY MANAGEMENT TRUST COMPANY

                                            By:     /s/ John P. O'Reilly, Jr.
                                                   --------------------------
                                                    John P. O'Reilly, Jr.